EXHIBIT 99.1

454 Life Sciences Contact:

Peter Dacey

Vice President, Finance

info@454.com

(877) 890-GNOM

FOR IMMEDIATE RELEASE

454 Life Sciences Receives $11.5 Million in Milestones from Roche

BRANFORD, Conn. – July 26, 2005 – 454 Life Sciences, a majority-owned subsidiary of CuraGen Corporation (Nasdaq: CRGN), today announced the achievement of all initial milestones under their exclusive world-wide agreement with Roche, bringing the total milestone payments received by 454 Life Sciences from Roche to $11.5 million.

“We are very pleased to have accomplished these initial milestones as these activities have laid the foundation for the commercial launch of 454 Life Sciences’ Genome Sequencing Systems and reagents by Roche,” stated Christopher K. McLeod, President and Chief Executive Officer of 454 Life Sciences. “In addition to enabling the commercial launch with Roche, these milestones triggered payments which we believe will advance us toward our goal of financial self-sufficiency.”

In May 2005, 454 Life Sciences and Roche entered into an exclusive 5-year, world-wide agreement for the promotion, sale, and distribution of 454 Life Sciences’ Genome Sequencing Systems, including proprietary kits and reagents. Under the terms of the agreement, 454 Life Sciences will receive up to $62 million dollars in license fees, milestones related to instrument releases, minimum royalties and research funding. The agreement allows for Roche Diagnostics to sell 454 Life Sciences’ products to all markets, with the exception of regulated diagnostics, where Roche Diagnostics obtained an exclusive right to negotiate the extension of the exclusive distribution agreement into the regulated diagnostics market during the initial 5-year term.

About 454 Life Sciences

454 Life Sciences is commercializing novel instrumentation and services for rapidly and comprehensively conducting high-throughput nucleotide sequencing, with specific application to sequencing of whole genomes and ultra-deep sequencing of target genes.

454 Life Sciences’ system enables one individual to prepare and sequence an entire genome after performing a single sample preparation, irrespective of the size of the genome being studied. The hallmark of 454 Life Sciences’ technology is the nanotechnology-based approach to sequencing which allows a single instrument to produce over 20 million nucleotide bases per four hour run, totaling more than 100 times the capacity of instruments using the current macro-scale technology. 454 Life Sciences’ technology is based on integrating proprietary picoliter-technologies (a picoliter is one trillionth of a liter), patented light emitting sequencing chemistries, and state-of-the-art informatics. The patented

Genome Sequencing System utilizes this technology and is a scalable, ultra-fast and cost-effective system with applications for whole genome sequencing and ultra-deep sequencing of genes of interest.

454 Life Sciences is marketing its sequencing services, instrument systems and proprietary reagents to pharmaceutical, biotechnology, biodefense, and bioindustrial companies as well as to universities and government agencies. In May 2005, 454 Life Sciences entered into an exclusive worldwide distribution agreement with Roche for the promotion, sale, and distribution of 454 Life Sciences’ nanotechnology-based Genome Sequencing Systems, including proprietary kits and reagents, to all markets with the exception of regulated diagnostics. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation (NASDAQ: CRGN). Additional information is available at http://www.454.com.

Safe Harbor

This press release contains forward-looking statements including statements about the milestones laying the foundation for the commercial launch of 454 Life Sciences’ Genome Sequencing Systems and reagents by Roche and 454 Life Sciences’ goal of financial self-sufficiency. Such statements are based on our current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. 454 Life Sciences and CuraGen caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the early stage of development of 454 Life Sciences’ products and technologies, CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, 454 Life Sciences’ and CuraGen’s history of incurring losses and the uncertainty of achieving profitability, CuraGen’s reliance on research collaborations and strategic alliances, competition, patent infringement claims against 454 Life Sciences’ and CuraGen’s products, processes and technologies, the ability to protect 454 Life Sciences’ and CuraGen’s patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to CuraGen’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 for a complete description of these risks. 454 Life Sciences and CuraGen disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.